Exhibit 5.1
                                 BRYAN CAVE LLP
                           3500 One Kansas City Place
                                1200 Main Street
                        Kansas City, Missouri 64105-2100
                                  816-374-3200
                             Facsimile 816-374-3300


                                  June 27, 1997

Interim Services Inc.
2050 Spectrum Blvd.
Ft. Lauderdale, FL 33309

Ladies and Gentlemen:

                  We have acted as counsel to Interim Services Inc., a Delaware corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended on Form S-8 (the "Registration Statement") of 300,000 shares of the Corporation's common stock par value $.01 per share, (the "Common Stock") issuable under the 1997 Employee Stock Purchase Plan (the "Plan") of Interim Services Inc. Such shares of Common Stock issuable pursuant to the Plan are herein referred to as "the Shares." As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

                  Based upon the foregoing, and reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered pursuant to the terms and conditions set forth in the Plan, validly issued, fully paid and nonassessable.

                  The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

                  We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                 Very truly yours,


                                 /S/  Bryan Cave LLP

                                   BRYAN CAVE LLP